Exhibit 99.1

RumbleOn Reports Record First Quarter 2022 Financial Results

•Used retail powersports unit sales increased 31% sequentially
•Record revenue of $460 million and gross profit of $105 million
•Robust cash generation with cash flow from operations over $31 million

IRVING, Texas – May 10, 2022 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the nation's first technology-based omnichannel powersports platform, today announced operational and financial results for the three months ended March 31, 2022. RumbleOn management is hosting an investor call to discuss the Company’s results today, May 10, 2022, at 7:30 am CT (8:30 am ET).

Management Commentary
Marshall Chesrown, RumbleOn's Chief Executive Officer commented, “We are reimagining the customer experience, building the future of powersports, both online and in the showroom, and we’ve made great strides on our mission. We strengthened our omnichannel consumer offering, expanded our national footprint, and deepened our leadership position in powersports.”

“We entered 2022 with great momentum and a new regional management structure to support our vision -- and our first quarter results demonstrate our strong execution. Not only are we capturing market share, we are doing so with gross margin expansion and robust cash generation," continued Chesrown.

“We remain singularly focused on our North Star, providing customers an unparalleled choice of products and services, as well as an unmatched buying experience. We are confident that we are positioning RumbleOn for sustainable long-term growth and profitability,” concluded Chesrown.

First Quarter 2022 — Summary Financial Results
Reconciliation of GAAP to non-GAAP financial measures are provided in accompanying financial schedules.

Unless otherwise noted, all comparisons are on a sequential basis for the three months ended March 31, 2022, as compared to the three-months ended December 31, 2021.

	(Unaudited)
$ in millions	Three Months Ended			Change
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Sequential	Year-over-Year
Total Unit Sales (#)	19,380	17,037	3,500	13.8%	454%

Total Revenue[1]	$459.9	$430.3	$104.3	6.9%	341%
Gross Profit	$105.2	$90.1	$11.2	16.8%	839%
Gross Profit Margin	22.9%	20.9%	10.7%	200bps	1,200bps

Net Income (Loss)	$9.1	$20.7	$(4.5)	(56.0)%	nm
Adjusted EBITDA	$31.4	$24.3	$0.0	29.2%	nm

1 Revenue from Finance and Insurance (F&I) is being recognized on a net basis. F&I revenue for 3 months ended Dec 31, 2021 has been stated on a net basis for comparison purposes.
nm = not meaningful

Total unit sales grew 13.8% to 19,380 units. Powersports segment made up approximately 86.5% of total unit sales in the first quarter and the automotive segment made up the remaining approximately 13.5%.

Total revenue grew 6.9% to $459.9 million, driven primarily by strength across the powersports segment, which was partially offset by a decline in revenue from the automotive segment. The powersports segment revenue made up approximately 73.2% of total revenue in the first quarter, the automotive segment made up approximately 24.1%, and the vehicle logistics segment made up approximately 2.7%.

Gross profit grew 16.8% to $105.2 million and gross profit margin was 22.9%, up from 20.9% in the prior quarter. Increases were driven by strength across the powersports segment and partially offset by the automotive and vehicle logistics segments, which made up approximately 3.4% and 2.4% of gross profit in the first quarter, respectively.

Operating expenses were $82.6 million, or 17.9% of revenue, compared to $74.2 million or 17.2% of revenue in the prior quarter. Total stock-based compensation was $1.9 million down from $2.1 million.
Net income was $9.1 million or 2.0% of revenue, as compared to $20.7 million or 4.8% of revenue in the prior quarter. As a reminder, net income included a one-time tax benefit of approximately $11 million in the fourth quarter of 2021.
Adjusted EBITDA was $31.4 million, up 29.2% from $24.3 million in the prior quarter.

Cash and cash equivalents as of March 31, 2022, including restricted cash, was approximately $68.9 million. Total debt was $380.0 million and net debt, defined as total debt less cash and cash equivalents, including restricted cash, was $311.1 million. Availability under our floor plan credit facilities, defined as the aggregate amount of floor plan credit facilities less the aggregate amount of borrowings against the floor plan credit facilities, totaled $132.3 million. Total available liquidity, defined as cash and cash equivalents, including restricted cash, plus availability under our floor plan credit facilities, totaled $201.2 million.

Cash flow from operating activities was $31.3 million, compared to $(2.4) million in the prior quarter.

Weighted average basic shares of Class B common stock outstanding were 15,693,900 and weighted average fully diluted shares of Class B common stock outstanding were 15,718,441. As of March 31, 2022, RumbleOn had 16,381,443 total shares of Class B common stock outstanding.

Full Year 2022 — Financial Outlook
Narinder Sahai, RumbleOn’s Chief Financial Officer commented, “We are seeing continued strength with a robust demand for Powersports units. We are very excited by the opportunities ahead and believe we have the strategy in place to continue to deliver revenue growth and profitability, with strong unit economics and robust cash generation."

RumbleOn anticipates that used unit purchasing levels and sales will continue to grow as it acquires more powersports units directly from consumers and directs this inventory to its retail locations. As such, the Company continues to expect in excess of 50% year-over-year growth in Used Retail Powersports Unit Sales on a full year basis. In regards to New Retail Powersports Unit Sales, RumbleOn now expects full year 2022 levels will be flat to slightly down on a comparable basis with the prior year, due to ongoing manufacturer supply chain constraints.

RumbleOn is reiterating its outlook for the full year 2022:
•Total revenue within the range of $1.9 to $2.0 billion.

•Adjusted EBITDA of at least $145 million which includes up to $20 million of incremental operating and capital investments in key strategic areas.

First Quarter 2022 — Segment Results

Unless otherwise noted, all comparisons are on a sequential basis for the three months ended March 31, 2022, as compared to the three-months ended December 31, 2021.

Powersports Segment
Reconciliation of GAAP to non-GAAP financial measures are provided in accompanying financial schedules.

	(Unaudited)
$ in millions except per unit	Three Months Ended			Change
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Sequential	Year-over-Year
Unit Sales (#)
New	9,677	8,070	—	19.9%	nm
Used [1]	7,080	5,408	1,006	30.9%	604%
Total Powersports Unit Sales	16,757	13,478	1,006	24.3%	1,566%

Revenue
New	$162.2	$126.7	$—	28.0%	nm
Used [1]	$92.4	$75.3	$10.5	22.7%	780%
Finance & Insurance, net [2]	$27.5	$22.1	$0.3	24.4%	nm
Parts, Services, and Accessories	$54.7	$50.9	$—	7.5%	nm
Total Powersports Revenue	$336.8	$275.0	$10.8	22.5%	3,019%

Gross Profit
New	$31.2	$25.1	$—	24.3%	nm
Used [1]	$15.2	$9.2	$2.7	65.2%	463%
Finance & Insurance, net [2]	$27.5	$22.1	$0.3	24.4%	nm
Parts, Services, and Accessories	$25.3	$23.0	$0.0	10.0%	nm
Total Powersports Gross Profit	$99.2	$79.4	$3.0	24.9%	3,207%
Powersports GPU [3]	$4,681	$4,577	$—	2.3%	nm
1 Used powersports includes both retail and wholesale powersports.
2 Revenue from Finance and Insurance is being recognized on a net basis. Historical financial results have been revised to conform with the net revenue recognition. The revenue impact in the fourth quarter of 2021 was approximately $10.6 million.
3 Powersports GPU represents powersports gross profit per retail vehicle. “Powersports GPU” is the gross profit attributable to powersports vehicles sold, inclusive of finance & insurance, net, divided by retail powersports units sold.
nm = not meaningful

Used Powersports Units, which includes used retail and wholesale powersports units, grew 30.9% sequentially. RumbleOn continued to benefit from strength in acquiring used powersports units from consumers, significant expansion of its retail locations, and a strong demand environment. As such, RumbleOn placed more used powersports inventory in its retail locations, which drove an increase in used retail unit sales, offset by a decline in wholesale unit sales.

•Used Retail Powersports Units grew approximately 43.1%. Revenue from Used Retail Powersports Units increased 30.9% and gross profit from Used Retail Powersports Units increased 79.8% sequentially.

•Used Wholesale Powersports units, revenue, and gross profit were down 14.5%, 36.8%, and 52.9%, respectively, driven by the Company's decision to sell more units through its higher margin retail channel.

New Powersports Unit Sales growth was driven by a strong demand environment and breadth of inventory available. Excluding the contribution from its acquisition of Freedom Powersports, which closed on Friday, February 18, 2022, New Retail Powersports Unit Sales would have been up 5%. RumbleOn expects New Retail Powersports Unit Sales to moderate due to ongoing manufacturer supply chain constraints.

Powersports GPU was $4,681, as compared to $4,577 in the prior quarter. Powersports GPU is the gross profit attributable to Powersports vehicles sold, inclusive of Finance & Insurance, net, divided by Retail Powersports Units sold. Note that Powersports GPU excludes gross profit from Parts, Services, and Accessories.

Automotive Segment

	(Unaudited)
$ in millions	Three Months Ended			Change
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Sequential	Year-over-Year
Automotive Unit Sales (#)	2,623	3,559	2,494	(26.3)%	5.2%
Automotive Revenue	$110.7	$144.2	$84.1	(23.2)%	31.6%
Automotive Gross Profit	$3.4	$7.8	$6.2	(56.4)%	(45.2)%

Revenue from the automotive segment declined 23.2% sequentially, primarily driven by a 26.3% decline in automotive unit sales, which was offset slightly by a 4.2% increase in revenue per automotive unit sold in the quarter. Automotive gross profit was down due to a decrease in gross profit per vehicle, which was largely driven by a challenging quarter-over-quarter comparison due to outsized strength in the fourth quarter.

Vehicle Logistics Segment

	(Unaudited)
$ in millions	Three Months Ended			Change
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021	Sequential	Year-over-Year
Vehicles Transported (#)	21,831	21,847	18,907	(0.1)%	15.5%
Vehicle Logistics Revenue	$13.6	$12.7	$10.0	7.1%	36.0%
Vehicle Logistics Gross Profit	$2.6	$2.8	$2.0	(7.1)%	30.0%

Vehicle logistics revenue was up 7.1% sequentially, driven by increased revenue per vehicle transported which reached $624.0 in the first quarter. Gross profit for this segment was up year-over-year, but down sequentially, driven primarily by higher gasoline prices and operational costs in the quarter.

Conference Call Details
RumbleOn's management will host a conference call to discuss its operational and financial results, and provide a detailed outlook on May 10, 2022 at 8:30 a.m. Eastern Time. A live and archived webcast can be accessed from RumbleOn's Investor Relations website. To access the conference call telephonically, callers may dial 1-877-407-9716 (or 1-201-493-6779 for callers outside of the United States) and enter conference ID 13728934.

Investor Relations Contact
Will Newell
investors@rumbleon.com

About RumbleOn
RumbleOn, Inc. is the nation's first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making Powersports vehicles accessible to more people, in more places than ever before. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release. Non-GAAP financial measures for the three months and years ended March 31, 2022 and December 31, 2021 used in this release are pro forma and as reported adjusted EBITDA.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense (including debt extinguishment), depreciation and amortization, changes in derivative liability and certain recoveries, charges and expenses, such as an insurance recovery, non-cash stock-based compensation costs, acquisition related costs, litigation expenses, and other non-recurring costs, as these recoveries, charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

With respect to our 2022 financial target for adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the complexity of the reconciling items that we exclude from this non-GAAP measure.

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
 (Unaudited)
(Dollars in thousands; except per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$59,362	$48,974
Restricted cash	9,500	3,000
Accounts receivable, net	52,990	40,166
Inventory	229,032	201,666
Prepaid expense and other current assets	5,891	6,335
Total current assets	356,775	300,141
Property and equipment, net	59,843	21,417
Right-of-use assets	144,892	133,112
Goodwill	348,318	260,922
Intangible assets, net	301,889	302,066
Other assets	9,090	10,091
Total assets	1,220,807	1,027,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	81,893	57,068
Vehicle floor plan notes payable	122,994	97,278
Current portion lease liabilities	21,542	20,249
Current portion of long-term, convertible debts, and notes payable	4,277	4,476
Total current liabilities	230,706	179,071
Long-term liabilities:
Senior secured note	338,946	253,438
Convertible debt, net	29,862	29,242
Notes payable	6,928	150
Operating lease liabilities	126,241	114,687
Financing lease liabilities	2,873	2,869
Deferred tax liabilities	5,620	7,586
Other long-term liabilities	10,455	9,061
Total long-term liabilities	520,925	417,033
Total liabilities	751,631	596,104
Commitments and contingencies (Notes 2, 3, 6, and 11)
Stockholders’ equity:
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 16,381,443 and 14,882,022 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	16	15
Additional paid-in capital	578,444	550,055
Accumulated deficit	(104,965)	(114,106)
Class B stock in treasury, at cost 123,089 shares as of March 31, 2022 and December 31, 2021	(4,319)	(4,319)
Total stockholders’ equity	469,176	431,645
Total liabilities and stockholders’ equity	$1,220,807	$1,027,749

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three-Months Ended March 31,
	2022	2021
Revenue:
Vehicles sales
Powersports	$254,633	$10,528
Automotive	110,729	84,071
Parts, service and accessories	54,737	—
Finance and insurance, net	27,470	327
Vehicle logistics	12,351	9,338
Total revenue	459,920	104,264
Cost of revenue:
Powersports	208,231	7,877
Automotive	107,154	77,860
Parts, service and accessories	29,455	—
Vehicle logistics	9,867	7,349
Total cost of revenue	354,707	93,086

Gross profit	105,213	11,178

Selling, general and administrative	78,076	13,401
Depreciation and amortization	4,474	599

Operating income (loss)	22,663	(2,822)

Interest expense	(11,181)	(1,609)
Change in derivative liability	39	(21)

Income (loss) before provision for income taxes	11,521	(4,452)

Income tax provision	2,380	—
Net income (loss)	$9,141	$(4,452)

Weighted average number of common shares outstanding - basic	15,693,900	2,303,525
Net income (loss) per share - basic	0.58	(1.93)
Weighted average number of common shares outstanding - fully diluted	15,718,441	2,303,525
Net income (loss) per share - fully diluted	0.58	(1.93)

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$9,141	$(4,452)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,474	599
Amortization of debt discounts	1,935	559
Stock based compensation expense	1,879	1,734
(Gain) loss from change in value of derivatives	(39)	21
Deferred taxes	(1,966)	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,565)	(11,935)
Increase in inventory	(1,279)	(2,674)
Decrease (increase) in prepaid expenses and other current assets	658	(605)
Increase in other assets	(2,498)	(8)
Increase in other liabilities	(2,062)	(214)
Increase in accounts payable and accrued liabilities	17,304	4,092
(Decrease) increase in lease right-of-use assets	(9,778)	272
Increase (decrease) in lease liabilities	10,849	(326)
Increase in floor plan trade note borrowings	13,221	—
Net cash provided by (used in) operating activities	31,274	(12,937)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash received	(64,916)	—
Purchase of property and equipment	(1,319)	—
Technology development	(1,752)	(395)
Net cash used in investing activities	(67,987)	(395)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from new secured debt	84,500	2,500
Repayment of debt and mortgage notes	(31,597)	—
Proceeds from issuance of notes	6,541	—
Repayments of notes payable	—	(1,397)
(Decrease) increase in borrowings from non-trade floor plans	(5,843)	10,843
Net cash provided by financing activities	53,601	11,946
NET CHANGE IN CASH	16,888	(1,386)
Cash and restricted cash at beginning of period	51,974	3,516
Cash and restricted cash at end of period	$68,862	$2,130

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Net income (loss)	$9,141	$20,660	$(4,452)
Add back:
Interest expense (including debt extinguishment)	11,181	8,298	1,609
Depreciation and amortization	4,474	3,155	599
Change in derivative liability	(39)	25	21
Income tax provision	2,380	(10,984)	—
EBITDA	27,137	21,154	(2,223)
Adjustments:
Stock-based compensation	1,879	2,762	1,026
Transaction costs - RideNow and Freedom	716	766	1,097
PPP loan forgiveness	—	(2,110)	—
Purchase accounting related	—	1,388	—
Other non-recurring costs	1,697	374	121
Adjusted EBITDA	$31,429	$24,334	$21

For the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, adjustments to Adjusted EBITDA are primarily comprised of:
•Non-cash stock-based compensation expense as reported in the Condensed Consolidated Statement of Operations,
•Acquisition costs associated with the RideNow Transaction and Freedom Transaction, which primarily include professional fees and third-party costs,
•Paycheck Protection Program (“PPP”) loan forgiveness, which includes loan principal balances forgiven by the Small Business Administration (“SBA”),
•Purchase accounting adjustments, primarily comprised of the valuation adjustments for inventory acquired as part of the RideNow Transaction which increased the cost of revenue included in the Consolidated Statement of Operations, and
•Other non-recurring costs, which include one-time and integration-related expenses incurred during the periods then ended.